Exhibit 12.1

ASBURY AUTOMOTIVE GROUP, INC.

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratios)

Ratio of earnings to fixed charges	For the Years Ended December 31,										For the Three Months Ended March 31,
	2006		2005		2004		2003		2002		2007		2006
EARNINGS COMPUTATION:
Income from continuing operations	$67,154		$58,233		$49,136		$44,431		$32,767		$2,409		$13,690
Income tax expense	40,546		34,852		29,199		27,232		32,786		1,458		8,214
Fixed charges	103,663		85,322		71,478		63,398		58,988		27,679		24,195
Amortization of capitalized interest	293		253		199		110		58		74		73
Capitalized interest	(593)		(810)		(1,334)		(785)		(866)		(27)		(24)

Earnings for purposes of computation	$211,063		$177,850		$148,678		$134,386		$123,733		$31,593		$46,148

FIXED CHARGES COMPUTATION:
Other interest expense	$42,714		$39,279		$37,473		$34,599		$33,455		$11,397		$10,540
Floor plan interest expense	40,166		27,336		18,600		14,336		13,355		10,981		8,727
Amortization deferred financing fees	2,359		2,192		1,579		5,333		4,548		627		573
Interest component of rent expense	17,831		15,705		12,492		8,345		6,764		4,647		4,331
Capitalized interest	593		810		1,334		785		866		27		24

Fixed charges for purposes of computation	$103,663		$85,322		$71,478		$63,398		$58,988		$27,679		$24,195

RATIO OF EARNINGS TO FIXED CHARGES	2.04	x	2.08	x	2.08	x	2.12	x	2.10	x	1.14	x	1.91	x